SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Urban Barns Foods Inc. (f.k.a. HL Ventures, Inc.) (A Development Stage Company), of our report dated December 15, 2009 on our audit of the financial statements of Urban Barns Foods Inc. (f.k.a. HL Ventures, Inc.) (A Development Stage Company) as of July 31, 2009 (restated) and July 31, 2008, and the related statements of operations, stockholders' equity and cash flows for the years ended July 31, 2009 (restated) and July 31, 2008 and since inception on May 21, 2007 through July 31, 2009 (restated), and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs
Seale and Beers, CPAs
Las Vegas, Nevada
June 2, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351